Exhibit (a)(1)(D)
FORM OF ADDENDUM
Addendum/Options History
For
[Name of Employee]
Eligible Options

	Number			If the Closing Price is...
	of	Original	Adjusted			[OEP+$0.01] to
	Shares	Exercise	Grant	[OEP] or lower		[AEP-$0.01]		[AEP] or higher
	Subject to	Price	Date	...then the Adjusted Exercise Price[1] and Cash Bonus[2] will be:
Grant Date	Offer	(OEP)	FMV	Price	Cash	Price	Cash	Price	Cash
[Insert Grant Date]	[Insert Number of Shares Subject to Offer]	[Insert Original Exercise Price]	[Insert Adjusted Exercise Price (AEP)]	[OEP]	$0.00	Closing Price	$[Insert minimum Cash Bonus] to $[Insert maximum cash bonus]	[AEP]	$[Insert maximum cash bonus]

[1]	If the Closing Price is equal to or less than the Original Exercise Price, the option will not be amended, but will be replaced with a new option having the Original Exercise Price.

[2]	The cash bonus, if any, payable to you will be calculated by multiplying (i) 105% of the amount by which the Adjusted Exercise Price exceeds the Original Exercise Price by (ii) the number of shares of stock covered by that option.